Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
     The following unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2005 is based on the historical financial statements of Covanta Holding Corporation (“Covanta”) and the unaudited historical financial statements of Covanta ARC Holdings, Inc. (“ARC Holdings”) and its subsidiaries. The unaudited pro forma condensed consolidated statement of operations is presented as if the acquisition of ARC Holdings by Covanta, through its wholly-owned subsidiary Covanta Energy Corporation (“Covanta Energy”), occurred on January 1, 2005 adjusted for events that are (1) directly attributable to the transaction, (2) expected to have continuing impact, and (3) factually supportable.
     The unaudited pro forma consolidated financial information should be read in conjunction with:
•	The accompanying notes to the unaudited pro forma condensed consolidated statement of operations,

•	Covanta’s separate historical financial statements as of and for the year ended December 31, 2005 contained in Covanta’s Annual Report on Form 10-K filed on March 14, 2006 with the Securities and Exchange Commission, and

•	ARC Holdings’ historical condensed consolidated statement of operations for the year ended December 31, 2005 included in this Exhibit 99.1.

Covanta Holding Corporation
Fiscal Year Ended December 31, 2005
Unaudited Pro Forma Consolidated Statement of Operations
In Thousands of Dollars

	Covanta	ARC Holdings	Pro Forma		Pro Forma
	Jan. 1-Dec. 31, 2005	Jan. 1 - June 24, 2005	Adjustments	ADJ	Consolidated
OPERATING REVENUES
Waste and service revenues	$638,503	$148,792	$1,860	A	$789,155
Energy and steam sales	322,770	79,660	—		402,430
Other operating revenues	17,490	—	—		17,490

Total operating revenues	978,763	228,452	1,860		1,209,075

OPERATING EXPENSES
Plant operating expenses	557,490	103,617	3,136	B	664,243
Depreciation and amortization expense	124,925	57,032	2,807	B	184,764
Net interest expense on project debt	52,431	13,964	1,102	B	67,497
Other operating expenses	11,015	519	—		11,534
General and administrative expenses	69,629	52,133	(41,675)	C	79,363
			(724)	B
California Grantor Trust Settlement	10,342	—	—		10,342
Restructuring charges	2,765	—	(2,765)	C	—
Acquisition-related charges	3,950	—	(3,950)	C	—

Total operating expenses	832,547	227,265	(42,069)		1,017,743

Operating income	146,216	1,187	43,929		191,332

Investment income	6,129	1,225	—		7,354
Interest expense	(89,973)	(26,368)	28,944	D	(121,304)
			(37,860)	E
			3,953	B

Gain on derivative instruments, ACL warrants	15,193	—	—		15,193

Total other expenses	(68,651)	(25,143)	(4,963)		(98,757)

Income before income tax expense, minority interests and equity in net income from unconsolidated investments	77,565	(23,956)	38,966		92,575

Income tax (expense) benefit	(34,651)	6,033	(13,041)	F	(41,659)
Minority interests	(9,197)	(56)	—		(9,253)
Equity in net income from unconsolidated investments	25,609	—	—		25,609

NET INCOME (LOSS)	$59,326	$(17,979)	$25,925		$67,272

Earnings Per share of Common Stock:
Basic	$0.49				$0.48

Diluted	$0.46				$0.46

Weighted Average Shares of Common Stock
Basic	122,209		17,787		139,996

Diluted	127,910		17,787		145,697

NOTE 1: BASIS OF PRESENTATION
     The following table summarizes the preliminary allocation of values to the assets acquired and liabilities assumed as of June 24, 2005 (the “Acquisition Date”) of ARC Holdings, in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes.” The allocation of purchase price to ARC Holdings is preliminary and subject to change as additional information and analysis is obtained. Covanta is in the process of refining the valuation studies provided to finalize the fair values of the assets and liabilities of ARC Holdings and the related allocation of purchase price. Covanta expects that adjustments to the preliminary fair values may include those related to:
•	property, plant and equipment, intangibles, goodwill and debt, all of which may change based on consideration of additional analysis by Covanta and its valuation consultants,

•	accrued expenses for transaction costs and restructuring efforts which may change based on identification of final fees and costs, and

•	tax liabilities and deferred taxes, which may be adjusted based upon additional information to be received from taxing authorities and which result from changes in the allocated book basis of items for which deferred taxes are provided.

Purchase Price Allocation as of
December 31, 2005
(In thousands of dollars)
Current assets	$233,885
Property, plant and equipment	1,973,316
Intangible assets (excluding goodwill)	287,421
Goodwill	255,927
Other assets	146,603

Total assets acquired	$2,897,152

Current liabilities	$75,836
Current portion of long-term debt	29,958
Current portion of project debt	64,305
Long-term debt	662,379
Project debt	737,385
Deferred income taxes	398,953
Other liabilities	177,930

Total liabilities assumed	2,146,746

Minority interest acquired	3,058

Net assets acquired	$747,348

      The acquired intangible assets of $287.4 million relate to favorable energy and waste contracts and a favorable leasehold interest with an approximate ten-year average useful life. In the initial purchase price allocation as of June 24, 2005, goodwill of $298.1 million was recorded to reflect the excess of cost over the preliminary fair value of acquired net assets. As of December 31, 2005, approximately $255.9 million of goodwill was recorded, which represented the total consideration paid in excess of the fair value of net tangible and intangible assets acquired in accordance with SFAS No. 142 “Goodwill and Other Intangibles.” As a result of Covanta’s review of the preliminary allocation of the purchase price, Covanta made certain adjustments subsequent to the Acquisition Date. This change reflects adjustments to the carrying values of property plant and equipment (net increase of $71.5 million); intangible assets (net increase of $18.0 million); project debt (net decrease of $10.0 million); intermediate debt (increase of $12.0 million); a change in other liabilities relating to an increase in a contract liability ($12.7 million) and a net decrease in closure and post-closure liabilities related to a landfill asset ($3.9 million); a fair value adjustment related to a service agreement (decrease of $2.5 million); and a deferred tax adjustment (increase of $30.0 million), as part of the ongoing purchase accounting review.
NOTE 2: PRO FORMA ADJUSTMENTS
Adjustments for the ARC Holdings Transactions

A.	To record additional waste and service revenues prior to the Acquisition Date as a result of conforming debt service revenue recognition at ARC Holdings subsidiaries to Covanta Energy’s debt service revenue recognition policy, which policy has been implemented by ARC Holdings since the Acquisition Date.

B.	To record the difference between the preliminary estimates of the fair values and the historical amounts of ARC Holdings’ assets and debt assumed by Covanta on the Acquisition Date and the related impacts on depreciation, amortization, net interest expense on project debt and interest expense as if the acquisition had occurred on January 1, 2005. The fair value of contract related assets (classified as intangible assets, net) were attributable to revenue arrangements for which the contractual rates were greater than the market rates and have an approximate ten year weighted-average remaining useful life. The fair value of contract related liabilities (classified as other liabilities) were attributable to revenue arrangements for which contractual rates were less than the market rates and have an approximate 14 year weighted-average remaining useful life.

C.	Represents costs related to ARC Holdings’ officers that were terminated in connection with the transaction as well as transaction related costs incurred by ARC Holdings as follows (in thousands of dollars):

Fiscal Year Ended
Dec. 31, 2005
Transaction costs	$12,150
Executive severance	25,730
Executive compensation	3,795

$41,675

Additionally, Covanta’s December 31, 2005 financial statements reflect charges of $2.8 million and $4.0 million related to restructuring and integration expenses, respectively.

D.	Covanta entered into new credit arrangements (the “Credit Facilities”) as part of the ARC Holdings acquisition which were assumed to have occurred as of January 1, 2005 on a pro forma basis.

To reverse historical interest expense (including letter of credit fees) associated with recourse debt and unfunded credit facilities refinanced with the new Credit Facilities, and the net proceeds from a rights offering undertaken by Covanta during the second quarter of 2005 as part of the financing of the ARC Holdings acquisition (in thousands of dollars):

Fiscal Year Ended
Dec. 31, 2005
Covanta Energy recourse debt and credit facilities	$28,352
ARC Holdings credit facilities	592

Total	$28,944

E.	To include pro forma interest expense based on the new Credit Facilities from January 1 through June 24, 2005 (in thousands of dollars):

			Fiscal Year Ended
	Principal	Rate	Dec. 31, 2005
Credit Facilities:
First Lien Facility	$275,000	7.58%	$10,424
Second Lien Facility	100,000	10.087%	5,041
Second Lien Facility	60,000	9.77%	2,932
Second Lien Facility	240,000	9.78%	11,736

Total Borrowings	$675,000		$30,133

Available for letters of credit and revolving credit:	$340,000	3%	$5,100
Letter of credit availability under First Lien Facility
Revolving credit facility*	100,000	0.5%	250

Total unfunded	$440,000		$5,350

Amortization of Credit Facilities financing costs			2,377

Total			$37,860

(*) Available for up to $75 million of letters of credit as an alternative to borrowings. This facility remains unused.
Interest rates under the new Credit Facilities are based on the one or three-month London InterBank Offering Rate (“LIBOR”), plus a margin of 3.00% for the First Lien Facility and 5.50% for the Second Lien Facility. The rates used to determine the pro forma adjustments above were selected with regard to Covanta’s current credit ratings and the one-month LIBOR rate of 4.58% used for the February through March 2006 payment period. A 1/8 percentage point change in interest rates would result in a $0.9 million change in earnings before income taxes for the year ended December 31, 2005.

F.	To record the estimated income tax effects associated with the pro forma adjustments to pre-tax income to arrive at a blended assumed effective tax rate of 45% for the combined company for year ended December 31, 2005. Management used an effective tax rate rather than the combined federal and state statutory rate based upon the nature of the permanent differences related to the pro forma adjustments.

Covanta ARC Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands of dollars)

	For the Period	For the Period
	From June 25,	From January 1,
	through	through
	December 31, 2005	June 24, 2005
Operating revenues:
Waste disposal and related services revenues	$169,479	$148,792
Electricity and steam sales	89,075	79,660

Total operating revenues	258,554	228,452

Operating expenses:
Plant operating expenses	103,203	103,617
Depreciation and amortization expense	58,907	57,032
Net interest expense on project debt	15,074	13,964
General and administrative expenses	8,738	52,133
(Gain) loss on asset disposition	(381)	519

Total operating expenses	185,541	227,265

Operating income	73,013	1,187

Other income (expense):
Interest income	1,601	1,225
Interest expense	(25,521)	(26,368)
Minority interests in net income of subsidiary	(79)	(56)

Net income (loss) before taxes	49,014	(24,012)
Income tax (provision) benefit	(20,423)	6,033

Net income (loss)	$28,591	$(17,979)